Exhibit 10.02
AMENDMENT TO THE
GSI COMMERCE, INC. 2010 EQUITY INCENTIVE PLAN
WHEREAS, GSI Commerce, Inc. (“GSI”) previously adopted and maintained the GSI Commerce, Inc. 2010 Equity Incentive Plan (the “Plan”);
WHEREAS, on June 17, 2011, Gibraltar Acquisition Corp., a wholly owned subsidiary of eBay Inc. (the “Company”), merged with and into GSI with GSI surviving as a wholly owned subsidiary of the Company (the “Merger”);
WHEREAS, the Company has assumed the Plan in connection with the Merger and has reserved the right to grant future awards under the terms of the Plan; and
WHEREAS, the Company desires to amend the Plan to subject Plan awards and any cash payment or shares of common stock delivered pursuant to Plan awards to any clawback or recoupment provision or policy which the Company may adopt from time to time.
NOW THEREFORE, pursuant to the power of amendment contained in Section 2(b)(vi) of the Plan, the Plan is hereby amended, effective as of April 2, 2012, as follows:
1. A new subsection is hereby inserted as Subsection 8(l) of the Plan as follows:
(l) Awards Subject to Clawback.  The Awards and any cash payment or shares of Common Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

eBay Inc.
By:     /s/ Michael R. Jacobson
Corporate Secretary